Exhibit 99.1

JONES ENERGY, INC. APPOINTS NEW CHIEF EXECUTIVE OFFICER AND ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

Austin, TX — July 20, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced that its Board of Directors has hired Mr. Carl F. Giesler, Jr. as the Company’s new Chief Executive Officer effective July 23, 2018.

Prior to joining the Company, Mr. Giesler served since September 2014 as the Chief Executive Officer and a Director of Glacier Oil & Gas Corp (“Glacier”) and its predecessor companies. Immediately prior to joining Glacier, Mr. Giesler served as a Managing Director with Harbinger Group Inc. where he led its oil & gas investment efforts since October 2011. Prior to joining Harbinger Group Inc., Mr. Giesler served in various oil & gas principal investing, financial and other roles with Harbinger Capital Partners, AIG FP, Morgan Stanley and Bain & Company.

In addition to serving as a Director of Glacier and its predecessor companies, Mr. Giesler has also served on the boards of Compass Production Partners, LP (private) and North American Energy Partners, Inc. (public).

Mr. Giesler received his Bachelor of Arts from the University of Virginia and his Juris Doctorate from Harvard Law School.  He is also a CFA Charterholder.

Mr. Alan Bell, Lead Independent Director of the Company’s Board of Directors, commented, “On behalf of the Board of Directors, we are very pleased to announce that Mr. Giesler will be joining Jones Energy. He has a track record of success and we are confident his leadership will create value for our shareholders. I am excited to welcome him to the team.”

Changes to the Board of Directors

In addition, Jones Energy is announcing that Mr. Mike McConnell will be stepping down from his role as a Company Director effective July 23, 2018. Replacing him in representing the Jones Family will be Mr. Stephen Jones, Co-Chairman of EnerVest Ltd. Mr. Jonny Jones, Founder and Chairman of the Board of Directors said, “On behalf of the Board, we owe a debt of gratitude to Mike McConnell for his many years of service and leadership. Mike has served this company as President since 2004 and served as a Company Director since the founding of our Board in 2009. I wish Mike the very best in his future endeavors. I want to also congratulate Stephen Jones for assuming the role of Director. The Board looks forward to working with its newest member.”

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration, development and acquisition of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Page Portas, 512-493-4834

Investor Relations Associate

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO

ir@jonesenergy.com